AFLAC Incorporated Form 10-K

EXHIBIT 23

KPMG LLP
Certified Public Accountants
303 Peachtree Street, N.E.
Suite 2000
Atlanta, GA 30308

INDEPENDENT AUDITORS' CONSENT

The Shareholders and The Board of Directors
AFLAC Incorporated:

We consent to incorporation by reference in Registration Statement No. 33-64535 on Form S-3; 33-41552, 33-44720, 333-01243, 333-69333 and 333-27883 on Form S-8 of AFLAC Incorporated of our report dated January 30, 2003, relating to the consolidated balance sheets of AFLAC Incorporated and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of AFLAC Incorporated.

KPMG LLP

Atlanta, Georgia
March 25, 2003

EXH 23-1